Exhibit 99.1

Iron Mountain Incorporated Hosts 13th Annual Investor Day

  CEO Brennan outlines Company’s long-term growth strategy; describes initiatives targeted at increasing growth and highlights how disciplined execution continues to drive strong financial performance
  Company reinforces that it is on track towards full year goals; highlights strong profit and cash flow performance; previews 2011 targets
  Separately, the Company announced a $200 million increase to its existing share repurchase program

BOSTON--(BUSINESS WIRE)--October 5, 2010--Iron Mountain Incorporated (NYSE: IRM), an information management services company, hosted its 13th Annual Investor Day today in New York City. This annual gathering of Company management, investors and Wall Street analysts features management presentations covering a variety of important topics related to the Company's strategy, execution and financial performance. The Company described the large and expanding market opportunities in the information management industry and outlined its operating and financial strategies aimed at capitalizing on these opportunities. The Company previewed expectations for its 2011 financial performance while reinforcing its strong long-term financial outlook.

In a separate release, the Company announced that its board of directors had approved an increase to its existing share repurchase program in the amount of $200 million. This authorization is in addition to the $150 million authorization announced earlier this year, which, as of September 30, 2010, had approximately $55 million remaining.

For 2010, the Company indicated that its outlook is tracking within its most recently issued guidance ranges. The company highlighted that revenue growth is trending towards the lower end of the guidance range, primarily reflecting continued soft core service activity levels. Profit and cash flow performance remain solidly on track for targeted full year gains. The Company will provide a more detailed update to its 2010 outlook when it reports third quarter financial results on October 28, 2010.

As a reminder, the Company issued the following financial performance expectations on July 29, 2010 (dollars in millions, except per share data):

	Full Year Ending December 31, 2010
			% Growth vs. 2009 Midpoint
	Low	High	As Reported	FX Neutral
Revenues	$3,120	$3,160	4% - 5%	3% - 4%
Adjusted OIBDA	930	960	7% - 11%	6% - 10%
Capital Expenditures	~280
Adjusted EPS – FD	$1.07	$1.16	10% - 20%

Iron Mountain also previewed its outlook for its 2011 financial performance. The Company is maintaining a measured outlook for revenue and Adjusted OIBDA growth in the current environment. Adjusted OIBDA gains will be constrained by select factors, including prioritized investments in support of growth initiatives. Strong projected cash flow gains reflect expectations for continued capital spending efficiencies. For its full year 2011, the Company currently expects the following (dollars in millions, except per share data):

	Full Year Ending December 31, 2011
			% Growth vs. 2010 Midpoint
	Low	High	As Reported	FX Neutral
Revenues	$3,200	$3,265	2% - 4%	2% - 4%
Adjusted OIBDA	945	975	0% - 3%	0% - 3%
Capital Expenditures	~240
Free Cash Flow	360	390	4% - 13%
Adjusted EPS	$1.17	$1.26	5% - 13%

The preliminary guidance does not include any projected impact from future acquisitions and any potential expenses associated with future acquisitions.

The Company will make an audiocast of its Investor Day presentation available on its website (www.ironmountain.com). Please check the website for details regarding the timing of the posting of the audiocast. The slides that will be presented at the conference will also be posted to the website and available for viewing after 9:00 A.M. on Tuesday, October 5, 2010.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2010 and 2011 financial performance outlook, statements regarding the Company’s intent to repurchase shares and to pay dividends, the Company’s financial ability and sources to fund the repurchase program and dividend policy and the amounts of such repurchases and dividends and statements regarding our goals, beliefs, future growth strategies, investment objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the price, volume or timing of stock repurchases may be impacted by legal restrictions or limits under a Rule 10b5-1 trading plan; (ii) alternative, more attractive investments to dividends or stock repurchases that may become available; (iii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iv) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (v) changes in the price for the Company’s services relative to the cost of providing such services; (vi) changes in customer preferences and demand for the Company’s services; (vii) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (viii) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (ix) the cost or potential liabilities associated with real estate necessary for the Company’s business; (x) the performance of business partners upon whom the Company depends for technical assistance or management expertise outside the United States; (xi) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (xii) claims that the Company’s technology violates the intellectual property rights of a third party; (xiii) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xiv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Investor Relations Contact:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4799
Vice President, Investor Relations
sgolden@ironmountain.com